U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                SEC File Number ___________
                                                CUSIP Number  _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form 10-D
[ ] Form N-SAR

For Period Ended: June 30, 2010

      [  ] Transition Report on Form 10-K

      [  ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:  EFT BIOTECH HOLDINGS, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      17800 Castleton St., Suite 300

City, State and Zip Code


      City of Industry, CA 91748


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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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      State below in reasonable detail the reasons why the Form 10-K, 20-F,
11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete its financial statements for the three months ended dateYear2010Day30Month6lstransJune 30, 2010 in sufficient time so as to allow the filing of the report by dateYear2010Day9Month8lstransAugust 9, 2010.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)             839-0061
              -----------------        -----             --------
                  (Name)            (Area Code)      (Telephone Number)

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    (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                     [X] Yes  [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?        [X] Yes  [ ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Net income for the three months ended June 30, 2010 was $648,250 as opposed to a loss of $(407,924) for the three months ended June 30, 2009.

                           EFT BIOTECH HOLDINGS, INC.
                       ----------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 2010                        By /s/  William T. Hart
                                                --------------------
                                                William T. Hart
                                                Hart & Trinen, LLP
                                                1624 Washington St.
                                                Denver, CO  80203
                                                (303) 839-0061

                                    ATTENTION

    Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).